AMENDMENT

to the

TUPPERWARE BRANDS CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Dated February 21, 2018

WHEREAS, Tupperware Brands Corporation, a Delaware corporation (the “Corporation”), maintains the Tupperware Brands Corporation Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, the Plan is a written binding contract providing for remuneration which was in effect on November 2, 2017 and, as a result, is not subject to the modifications to Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) made by H.R. 1 (otherwise known as the Tax Cuts and Jobs Act of 2017) unless it is modified in a material respect on or after such date;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plan pursuant to Section 10.1 of the Plan;

WHEREAS, the Board desires to the amend the Plan to provide that a participant’s compensation and service after December 31, 2017 will not be taken into account in determining a participant’s benefit under the Plan; and

WHEREAS, the Board does not intend for this action to be a material amendment to the terms of the Plan for purposes of Section 162(m).

NOW, THEREFORE, BE IT

RESOLVED, that pursuant to the authority granted in Section 10.1 of the Plan, effective as of December 31, 2017, the Plan is hereby amended to provide that the participant’s “SERP Pay” and “Credited Service” (each, as defined in the Plan) shall be frozen as of December 31, 2017 such that a participant’s “Final Average SERP Pay” (as defined in the Plan) and Credited Service shall only take into account compensation earned, and periods of employment which occurred, on or prior to December 31, 2017; and further

RESOLVED, that, notwithstanding any provision in the Plan to the contrary, for purposes of determining a participant’s benefit under the Plan, Section 5.2(b) of the Plan shall not be impacted or limited by the cessation of a participant’s active participation pursuant to this amendment.